                                                                     EXHIBIT 4.1

                                                                    EXHIBIT A TO
                                                              EXCHANGE AGREEMENT

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

                                 PROMISSORY NOTE

April 24, 2003                                                  $_______________

         FOR VALUE RECEIVED, ARI NETWORK SERVICES, INC., a corporation organized under the laws of the State of Wisconsin (the "ISSUER"), hereby promises to pay to ___________________________________ (the "HOLDER") the sum of
_____________________ __________________________ and No/100 Dollars
($_____________) and to pay interest on the unpaid principal balance hereof at a daily rate (floating quarterly as set forth below) expressed as a fraction, the denominator of which is three hundred and sixty (360) and the numerator of which is the Interest Rate (as hereinafter defined) compounded annually from the date hereof (the "ISSUE DATE") until the same becomes due and payable. For purposes of this Note, the "INTEREST RATE" shall mean a floating quarterly interest rate (adjusted quarterly on the last day of each calendar quarter after the Issue Date commencing on June 30, 2003) equal to the sum of two percent (2%) plus the rate publicly announced as of the date for which such determination is being made by The Wall Street Journal, Midwest edition (or, if not available, such other comparable sources as may be reasonably selected by Issuer) as the then current prime rate.

         Accrued interest shall be payable in arrears on the last day of each calendar quarter beginning March 31, 2004 (with the first such installment of interest due on March 31, 2004, to be equal to the interest that has accrued from the Issue Date through and including March 31, 2004). Interest shall be calculated based on a 360-day year and shall commence accruing on the date hereof. Issuer shall make mandatory principal payments to the Holders, quarterly, in the following installments: (i) commencing on March 31, 2004, and on the last day of each and every calendar quarter thereafter up to and including December 31, 2005, a principal installment in the amount of _____________________________________Dollars ($________) per quarter; and (ii)
commencing March 31, 2006, and on the last day of each and every calendar quarter thereafter until all outstanding principal and interest under this Note is paid in full, a principal installment in the amount of ______________________________________ Dollars ($___________) per quarter
(except the last payment shall be such portion of $____________ necessary to pay all remaining unpaid principal).

         All payments of principal and interest hereunder shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall of principal and interest hereunder be made to the order of the Holder, at the address set forth in Section 7 of this Note for notices to Holder, or such other address for payment as the Holder shall hereafter provide to the Issuer by notice in accordance with the notice procedures in Section 7. As long as the notice of the address for notices and payment is clear and explicit, the Holder may designate different addresses for payment and notices.

         Issuer may at its sole election at any time and from time to time prepay all or any part of this Note without premium or penalty. All prepayments shall be applied as follows: (i) first to accrued and unpaid interest that is due and payable quarterly as provided herein, and (ii) then for principal. Upon prepayment of part of the principal amount of this Note, the remaining principal payments shall be reduced on a pro rata basis to an amount which will repay the remaining principal balance of the Note over the same term as the Note would have been paid by payment only of the mandatory principal payments.

1. Events of Default. Each of the following occurrences shall constitute an "EVENT OF DEFAULT" under this Note:

         (a) Failure to Pay Principal or Interest. If Issuer shall fail to pay any installment of principal or interest within fifteen (15) days of the date scheduled for such payment.

         (b) Breach of Covenant. If Issuer defaults in the performance or observance of any material covenant set forth in this Note in a material respect and Issuer fails to cure such default or commence good faith efforts to cure such default during the period of sixty (60) days after receipt of written notice to Issuer from the Agent of said default.

         (c) Breach of Representation or Warranty. If any material representation or warranty made by Issuer in this Note shall prove to have been knowingly false (to the knowledge of the Issuer's chief executive officer or chief financial officer) in a material respect on the Issue Date and the Holder shall not have independent knowledge on the Issue Date of the inaccuracy of the representation or warranty; provided, that the Holder is deemed to have knowledge of any information that is or has been included in public securities filings, press releases or other general publications (including but not limited to product brochures) issued by the Company on or prior to the Issue Date or which has been otherwise made available to any of them or RGC International Investors, LDC, Rose Glen Capital Management, LP, RGC General Partner Corp. or any of their affiliates for review on or prior to the Issue Date.

         (d) Involuntary Bankruptcy; Appointment of Receiver, Etc. If an involuntary case shall be commenced against Issuer and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Issuer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law;

         (e) Voluntary Bankruptcy; Appointment of Receiver, Etc. Issuer shall have an order for relief entered with respect to it or shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or assets; or Issuer shall make any assignment for the benefit of creditors.

2.       Rights and Remedies.

         (a) Acceleration. Upon the occurrence of any Event of Default described in Sections 1(d) or (e), above, the unpaid principal amount of this Note, and any and all accrued interest hereunder, shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Issuer; and upon the occurrence and during the continuance of any other Event of Default, the Holder may declare, by written notice to the Issuer, the unpaid principal amount of and any and all accrued and unpaid interest under this Note to be due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Issuer.

         (b) Board Seat. Upon occurrence of an Event of Default described in Section 1(a) above that is not cured during the period of ninety (90) days following the occurrence of such Event of Default, Taglich Brothers, Inc. ("Taglich") shall have the right to appoint a designee to the Issuer's Board of Directors, and Issuer shall take appropriate action to cause such designee to be appointed to an unfilled seat on the Board of Directors. If no unfilled seat on the Board of Directors exists, the Issuer shall take appropriate action to create an additional seat. If such designee is so appointed, the Board of Directors will cause the designee to be recommended to the shareholders in the proxy statement for the next annual shareholder's meeting. After Taglich notifies the Issuer of the name and contact information for such designee, absent emergency circumstances the Issuer shall give such designee at least two
(2) business days' notice of any Board of Directors meeting of the Issuer that such designee is entitled to attend under this Section 2(b). Prior to attending any such meeting of the Board of Directors, such designee shall execute any confidentiality agreement that the Issuer shall require all of the members of its Board of Directors to execute. This Note is one of a series of Notes representing indebtedness of the Company of an aggregate of $3,900,000. Accordingly, notwithstanding the foregoing, Taglich shall only designate one person to be appointed to the Board of Directors even if an occurrence of an Event of Default has occurred in more than one Note similar in form to this Note.

3. Reporting Covenants. Issuer covenants and agrees that until all of the outstanding principal and interest due under this Note is paid in full, unless the Holder shall otherwise give its prior written consent thereto, the Issuer agrees to send, or make available upon request, the following reports to the
Holder: (i) a copy of Issuer's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; and (ii) copies of all proxy statements issued by the Issuer. The Issuer's obligations under this Section 3 shall be deemed satisfied if the report is filed with the SEC via EDGAR. If Issuer is no longer required to file 10-Q and 10-K reports, the Issuer will provide the Holder with a copy of Issuer's audited annual financial statements within 105 days of the end of each fiscal year and its unaudited interim quarterly financial statements within 45 days of the end of each fiscal quarter.

4. Negative Covenants. Issuer covenants and agrees that until all of the outstanding principal and interest due under this Note is paid in full, unless the Holder shall otherwise give its prior written consent, it shall not, and shall not permit any of its subsidiaries to directly or indirectly create, incur, assume or permit to exist any lien on or with respect to any of their respective property or assets except (i) Permitted Liens, (ii) Customary Permitted Liens, and (iii) liens securing indebtedness which is incurred to refinance indebtedness which is secured by Permitted Liens (as defined below).

         (a)      Permitted Liens. For purposes hereof "PERMITTED LIENS" means
(i) liens (including extensions and renewals thereto) upon property (whether real, personal, tangible or intangible) acquired after the Issue Date provided that any such lien shall not extend to or cover any acquired property or assets other than such item(s) of property or assets and any improvements on such item(s); (ii) any interest or title of a lessor in the property subject to any capitalized lease obligation or operating lease; (iii) liens on property of, or on shares of capital stock or indebtedness of, any person existing at the time such person becomes, or becomes a part of, the Issuer or any subsidiary of the Issuer; provided that such liens do not extend to or cover any property or assets of the Issuer or any subsidiary of the Issuer, other than the property or assets acquired; (iv) liens in favor of the Issuer or any subsidiary of the Issuer; (v) liens securing reimbursement obligations with respect to letters of credit secured by Issuer in the ordinary course of business that encumber cash deposits, documents or other property relating to such letters of credit and the products and proceeds thereof; (vi) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of products entered into by the Issuer or any of its subsidiaries in the ordinary course of business of the Issuer and its subsidiaries; (vii) liens securing the Issuer's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other products in the ordinary course of business which are limited to the inventory or products related thereto; (viii) licenses, escrows or any security interests arising in the ordinary course of business, granted by the Issuer with respect to any intellectual property owned by the Issuer; (ix) liens encumbering property acquired by the Issuer upon the acquisition of another entity subsequent to the Issue Date; provided, that, the Issuer has agreed to assume the indebtedness of such acquired entity; (x) liens securing other indebtedness hereinafter created in an amount (in the aggregate) not to exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000) plus the amount of credit provided to the Issuer by a bank, finance company or other institutional lender in the ordinary course of the lender's business as senior indebtedness; (xi) liens in existence on the Issue Date; (xii) liens securing assets acquired by the Issuer; provided such liens were in existence prior to the date of such acquisition by the Issuer; and (xiii) purchase money liens on property of the Issuer to finance or secure a portion of the purchase price thereof provided that in each case such lien should be limited to the property so acquired and the indebtedness secured by the lien does not exceed the purchase price of the property.

         (b) Customary Permitted Liens. For purposes of this Note, "CUSTOMARY PERMITTED LIENS" means (i) liens with respect to the payment of taxes, assessments or governmental charges; (ii) liens arising by operation of law of landlords, suppliers, mechanics, repair men, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business; (iii) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; and
(iv) liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Issuer or any of its subsidiaries.

5. Representations and Warranties of Holder. The Holder hereby represents and warrants to the Issuer that:

         (a) Investment Purpose. As of the date hereof, the Holder is obtaining this Note for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the "1933 ACT"); provided, however, that by making the representations herein, the Holder does not agree to hold this Note, for any minimum or other specific term and reserves the right to dispose of this at any time in accordance with or pursuant to an exemption under the 1993 Act and the assignment provisions set forth in Section 8 below.

         (b) Transfer or Re-sale. The Holder understands that (i) the sale or re-sale of this Note has not been and is not being registered under the 1933 Act or any applicable state securities laws, and subject to the assignment provisions set forth in Section 8, below, this Note may not be transferred unless (a) the Holder shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that this Note may be sold or transferred pursuant to an exemption from the registration requirements of the 1993 Act; or (b) this Note is sold or transferred to an "affiliate" (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) ("RULE 144")) of the Holder who agrees to sell or otherwise transfer this Note only in accordance with this Section 5(b) and who is an Accredited Investor under the 1933 Act; or (c) this Note is sold pursuant to Rule 144; (ii) any sale of this Note made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of this Note under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

         (c) Authorization; Enforcement. The execution of this Note has been duly and validly authorized by the Holder. This Note has been duly executed and delivered on behalf of the Holder, and this Note constitutes the valid and binding agreement of the Holder enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or general principles of equity.

6. Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holder that:

         (a) Organization and Qualification. The Issuer is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, with full corporate power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

         (b) Authorization; Enforcement. (i) Issuer has all requisite corporate power and authority to enter into and perform this Note and to consummate the transactions contemplated hereby and to issue and deliver this
Note in accordance with the terms hereof, (ii) the execution and delivery of this Note by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by the Issuer its Board of Directors, (iii) this Note has been duly executed and delivered by the Issuer, and (iv) this Agreement constitutes, and upon execution and delivery by the Issuer of this Note, such instrument will constitute, a legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or general principles of equity.

         (c) Public Information. The information set forth in the Company's most recently filed reports under the Exchange Act was and is correct in all material respects as of the date of such reports and as of the date hereof, and such information as of the date of such reports did not, and as of the date hereof does not, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading. For purposes of this section 6 (c), the term "material" or "materially" shall describe only information, facts and statements, that, if false, would likely have a material adverse effect on the rights of the Holder under this Note.

7. Miscellaneous. Issuer hereby waives demand, presentment for payment, notice of nonpayment, protest and notice of protest.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

                    If to the Issuer:

                           ARI Network Services, Inc.
                           11425 W. Lake Park Drive, Suite 900
                           Milwaukee, Wisconsin 53224-3025
                           Attention: Brian E. Dearing
                           Facsimile: (414) 973-4620

                           With copy to:

                                    Mark C. Witt, Esq.
                                    Godfrey & Kahn
                                    780 N. Water Street
                                    Milwaukee, Wisconsin 53202-3149
                                    Facsimile: (414) 273-5198

                           If to Holder:

                                    ________________________
                                    ________________________
                                    ________________________
                                    ________________________
                                    Attention:_________________

         Each party shall provide notice to the other party of any change in address.

         The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

         The Issuer shall maintain records showing the principal and interest amount and the dates of the payments on the Note. The Note shall be surrendered when the final payment of principal and interest is made.

         The Issuer may make all payments on this Note to the Holder at the address provided in the third paragraph of the preamble to this Note. Notwithstanding any information available to the Issuer or actual knowledge of the Issuer, until Issuer receives notice of a change of address in accordance with the notice provisions contained in this Note, the Issuer may direct all payments on this Note to the last address of which the Issuer has received such notice, provided however, an Event of Default will not have occurred hereunder if the Issuer timely makes payment to the Holder at an address that the Issuer in good faith believes to be the current address of the Holder because the Issuer has relied on a notice by the Holder which has not been given in accordance with the provisions of this Note. In such event any such discrepancy will be promptly resolved by the Issuer and the Holder upon discovery of the issue. Notwithstanding any information available to the Issuer or actual knowledge of the Issuer that a person has acquired this Note from the Holder, the Issuer may make all payments to the Holder until this Note has been surrendered for reissue to the acquiring person, together with such documentation evidencing and confirming the acquisition of the Note, as the Issuer in good faith requires. All such payments will be deemed to be valid payments on this Note for the full amount of the payment. If this Note is reissued to effect a transfer to a new person, the Note may be issued by the Issuer for the then current principal balance if such balance is less than the face amount of this Note at the time of reissue.

         If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         This Note may be amended or modified only by an instrument in writing signed by the Issuer and the Holder.

         This Note shall be binding upon the Issuer and its successors and assigns and shall inure to the benefit the Holder and its permitted successors and assigns.

         This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed in the State of Wisconsin (without regard to principles of conflict of laws).

         Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the masculine shall include the feminine and the neuter, the words "ISSUER," and "HOLDER" shall be deemed to include Issuer and the Holder as defined herein and their respective permitted successors and assigns, and the word "person" shall be deemed to mean natural persons, corporations, partnerships and all other legal entities.

         The Issuer and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and state courts located in the State of Wisconsin in any suit or proceeding based on or arising under this Note, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Issuer and the Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

         This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

                                      ARI NETWORK SERVICES, INC.

                                      By: ______________________________________
                                          Brian Dearing,
                                          Chairman and Chief Executive Officer

Acknowledged and agreed to:

HOLDER:

By: ___________________________________

Name: _________________________________

Title: ________________________________

________________________________
________________________________

Date:___________________________

                                       9